SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                               (Amendment No. 13)

                    Under the Securities Exchange Act of 1934



                           Coventry Health Care, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    222862104
          ------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                             Scott A. Arenare, Esq.
                      Managing Director and General Counsel
                               Warburg Pincus LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                             Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                   May 1, 2003
          ------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page 1 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Equity Partners, L.P.
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page 2 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Netherlands Equity Partners I, C.V.
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page 3 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Netherlands Equity Partners II, C.V.
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page  4 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Netherlands Equity Partners III, C.V.
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page  5 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Ventures, L.P.                  I.D. #13-3784037
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.   222853103                               Page  6 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus & Co.                            I.D. #13-6358475
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       N/A
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES OF      8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384 (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.     222853103                             Page 7 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC)
       I.D. #13-3536050
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       N/A
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   0
NUMBER OF    -----------------------------------------------------------------
SHARES         8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY           0
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   0
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   7,627,384 (See Item 5)
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,627,384  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       OO
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                          SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.    222853103                              Page 8 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Patrick T. Hackett

------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       N/A
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   7,866
             -----------------------------------------------------------------
NUMBER OF      8   SHARED VOTING POWER
SHARES
BENEFICIALLY       7,627,384 (See Item 5)
OWNED BY     -----------------------------------------------------------------
EACH           9   SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH        7,866
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,635,250  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.    222853103                              Page 9 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Joel Ackerman
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       N/A
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   1,463
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           7,627,384 (See Item 5)
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   1,463
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,628,847  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D/A

-----------------------------------                 --------------------------
CUSIP No.    222853103                              Page 10 of 13 Pages
-----------------------------------                 --------------------------
------------------------------------------------------------------------------
  1    NAME OF REPORT PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jonathan S. Leff
------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
  3    SEC USE ONLY

------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       N/A
------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                  [ ]
------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
------------------------------------------------------------------------------
               7   SOLE VOTING POWER

                   910
NUMBER OF    -----------------------------------------------------------------
SHARES         8   SHARED VOTING POWER
BENEFICIALLY
OWNED BY           7,627,384 (See Item 5)
EACH         -----------------------------------------------------------------
REPORTING      9   SOLE DISPOSITIVE POWER
PERSON WITH
                   910
             -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

       7,628,294  (See Item 5)
------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       13.0%
------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 13 amends the Schedule 13D/A filed on December 19, 2002 (as amended, the "Schedule 13D") on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Ventures"), Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("EMW"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership ("WPNEPI"), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership ("WPNEPII"), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership ("WPNEPIII" and together with WPEP, WPNEPI, and WPNEPII, the "Equity Partners"), Warburg, Pincus & Co., a New York general partnership ("WP"), and Patrick T. Hackett, Joel Ackerman and Jonathan S. Leff (the "Trustees"), as trustees of certain voting trusts (the "Voting Trust") under voting trust agreements, dated as of April 15, 1997 (as supplemented on November 12, 1997, the "Voting Trust Agreement") and dated as of July 1, 2000, relating to the common stock, par value $0.01 per share, of Coventry Health Care, Inc., a Delaware corporation (the "Company") (the Trustees, collectively with Ventures, WPEP, WPNEPI, WPNEPII, WPNEPIII, WP and EMW, the "Reporting Persons"). Unless the context otherwise requires, references herein to the "Common Stock" are to the Common Stock of the Company, par value $0.01 per share.

     Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended by adding the following paragraph to the end of the discussion:

     On May 1, 2003, pursuant to Rule 144 under the Securities Act of 1933, as amended, Equity Partners sold 2,500,000 shares of Common Stock at $39.50 per share. As of such date and after giving effect to the distribution, the Reporting Persons beneficially owned 7,627,384 shares of Common Stock, or approximately 13% of the shares of Common Stock (based on the number of shares of Common Stock outstanding as of February 28, 2003). In addition, Messrs. Hackett, Ackerman, and Leff beneficially owned 7,866, 1,463 and 910 shares of Common Stock, respectively.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 2, 2003                  WARBURG, PINCUS VENTURES, L.P.

                                        By: Warburg Pincus & Co.,
                                            General Partner

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Partner

Dated: May 2, 2003                  WARBURG PINCUS & CO.

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Partner


Dated: May 2, 2003                  WARBURG PINCUS LLC

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Managing Director

Dated: May 2, 2003                  WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By: Warburg Pincus & Co.,
                                            General Partner

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Partner

Dated: May 2, 2003                  WARBURG, PINCUS NETHERLANDS EQUITY
                                    PARTNERS I, C.V.

                                    By: Warburg Pincus & Co.,
                                        General Partner

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                    Name:  Scott A. Arenare
                                    Title:  Partner


Dated: May 2, 2003                  WARBURG, PINCUS NETHERLANDS EQUITY
                                    PARTNERS II, C.V.

                                        By: Warburg Pincus & Co.,
                                            General Partner

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Partner

Dated: May 2, 2003                  WARBURG, PINCUS NETHERLANDS EQUITY
                                    PARTNERS III, C.V.

                                        By: Warburg Pincus & Co.,
                                            General Partner

                                        By:  /s/ Scott A. Arenare
                                             ---------------------
                                        Name:   Scott A. Arenare
                                        Title:  Partner

Dated: May 2, 2003                      By:  /s/ Joel Ackerman
                                             ---------------------
                                        Name:   Joel Ackerman
                                        Title:  Trustee

Dated: May 2, 2003                      By: /s/ Patrick Hackett
                                             ---------------------
                                        Name:  Patrick Hackett
                                        Title:  Trustee

Dated: May 2, 2003                      By:  /s/ Jonathan Leff
                                             ---------------------
                                        Name:   Jonathan Leff
                                        Title:  Trustee